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                                                                  EXHIBIT 99.4

[LOGO] BlueCross               3350 Peachtree Road, N.E.       Richard D. Shirk
       BlueShield              Post Office Box 4445            President and CEO
       of Georgia              Atlanta, Georgia 30302-4445
An Independent Licensee        (404) 842-8410
of the Blue Cross and          FAX (404) 842-8451
Blue Shield Association


                                    [DATE]



Dear Subscriber:

      Time is running out.

      On May_____, 1996 and again on June_____, 1996, you were offered an opportunity to receive five shares of stock in Cerulean Companies, Inc. (the Company), the holding company which now owns Blue Cross and Blue Shield of Georgia. We believe this new structure will allow the Company to raise the investment resources necessary to provide greater access to quality health care at an affordable price for as many Georgians as possible.

      With my first letter was a PROSPECTUS (a bound booklet describing the offer) and an ELECTION FORM for you to fill out and send back to tell us whether you want to receive the five shares of stock. Under the terms of the offering, your reply must be received by August 12, 1996 in order for you to receive this stock.

      Unfortunately, your ELECTION FORM has not been received. An extra copy is enclosed. Please fill it out and return it in the enclosed envelope as soon as possible. If you did not get my first letter containing the prospectus, or have misplaced it, please call our toll free number 1-800-___-___ for another copy.

      We are proud of the achievements Georgia Blue has made, and proud that we can make this offer to you to share in the Company's future. I encourage you to consider favorably this opportunity to join the new Georgia Blue corporate family. Please read the PROSPECTUS carefully, make your decision and return the ELECTION FORM today.

      REMEMBER, IF THE ELECTION FORM IS NOT RECEIVED BY 5 P.M. ON AUGUST 12, 1996, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO RECEIVE THE FIVE SHARES OF STOCK.

                                    Very truly yours,



                                    Richard D. Shirk
                                    President



           U S A
           [LOGO]
     Official Health Plan
     Sponsor of the 1996
     U.S. Olympic Team